THIRD AMENDMENT OF HOTEL GROUND LEASE


          THIS THIRD AMENDMENT OF HOTEL GROUND LEASE (the "Amendment") is dated and effective as of September 5, 1996 and made by and between MAUI LAND & PINEAPPLE COMPANY, INC., a Hawaii corporation ("Lessor"), whose principal place of business is 120 Kane Street, Kahului, Maui, Hawaii and whose post office address is P.O. Box 187, Kahului, Maui, Hawaii 96732 and YCP KAPALUA L.P., a Delaware limited partnership ("Lessee"), whose principal place of business and post office address is 950 East Paces Ferry Road, Suite 3210, Atlanta, Georgia 30326.



                      R E C I T A L S:


          Lessor and THE KBH COMPANY, a California limited partnership, as lessee, entered into that certain Hotel Ground Lease (Sublease) dated October 22, 1985, a Memorandum of which is recorded in the Bureau of Conveyances of the State of Hawaii (the "Bureau") in Book 19021, Page 378, demising certain premises in Kapalua, Maui, Hawaii which are commonly referred to as The Kapalua Bay Hotel.

          The Hotel Ground Lease was amended by Lessor's
Consent to Mortgages; Amendment of Lease; and Estoppel
Certificate dated June 13, 1990 and was further amended by Second Amendment of Lease dated October 14, 1991 (the Hotel
Ground Lease, as amended, is referred to herein as the "Lease").

          By Assignment of Lease dated June 13, 1990 and filed in the Bureau (the "Bureau") as Document No. 90-089060, THE KBH COMPANY assigned all of its right, title and interest in and to the Lease to KBH OPERATIONS LIMITED PARTNERSHIP ("KBH"), a Hawaii limited partnership, which Assignment was consented to by Lessor by Lessor's Consent to Assignment of Lease dated June 13, 1990, and which Consent was filed in the Bureau as Document No. 90-089061.

          By Assignment of Ground Lease dated September 5, 1996, KBH assigned all of its right, title and interest in and to the Lease to Lessee, and Lessor and Lessee now desire to amend the Lease as set forth in this Amendment, which Assignment is hereby consented to by Lessor.

          NOW, THEREFORE, in consideration of these premises and other good and valuable consideration, the Lessor and Lessee hereby agree, effective as of the date first set forth above, to amend the Lease as follows.

          1. Article I (Definitions), Section 2 (Term) shall be deleted in its entirety and replaced with the following:

          "Term" shall mean the term of this Lease which shall commence on the Effective Date and terminate at midnight on December 31, 2095.

          2. Article I (Definitions), Section 3(n) is hereby amended in its entirety to read as follows:

          (n) Hotel Operator. "Hotel Operator" shall mean a person or entity experienced in the management of a first-class national or international luxury resort hotel at standards equal to the 1994 published standard necessary to receive at least a 4-Diamond rating from the American
Automobile Association."

          3. Article I (Definitions), Section 3(bb) is hereby added to the section (following the end of Section
3(aa)) to read as follows:

          (bb) Kapalua Villas Management Agreement. The "Kapalua Villas Management Agreement" shall mean that certain agreement dated September 5, 1996 between Lessee and Lessor dealing with the management of rental units at the Kapalua Villa Condominium project at Kapalua, Maui, which agreement is (i) being executed by Lessee and Lessor concurrently or substantially concurrently with this Third Amendment of Hotel Ground Lease and (ii) incorporated herein by reference.

          4.   [Intentionally Omitted].

          5. Article III (Rental), Section 2 is hereby amended by adding thereto a new clause (7) to be placed after the end of clause (6) which appears in the first paragraph of this Section 2 to read as follows:

          "and (7) any income received by Lessee under the Kapalua Villas Management Agreement (including revenues based on Buyer's Revenue Percentage as defined therein).

          6. Article III (Rental), Section 2 is hereby amended by changing the first sentence of the second paragraph of this Section 2 to read as follows:

          The term "Gross Annual Rental Income" shall mean all revenues and income of any kind whether in the form of cash, property or services (i.e., barter, "contra" accounts and such alternatives to cash payments) actually received by Lessee from the operations of any Concessionaires occurring on or from the Premises during any Lease Years during the Term, specifically including therein any revenue actually received by Lessee from the management and rental of condominiums in the Kapalua Resort area, but specifically excluding therefrom any revenue received by Lessee under the Kapalua Villas Management Agreement (including revenues based on Buyer's Revenue Percentage as defined therein).

          7.   [Intentionally Omitted].

          8. Article III (Rental), Sections 3(f) and 3(g) are hereby amended in their entirety to read as follows:

          (f)  Beginning on September 5, 1996 and ending on
December 31, 2002, the annual minimum rent shall be O (zero) and only percentage rent as provided for in Section 4(vi) of this Article III shall be payable during this period.

          (g) Beginning January 1, 2003 through December 31, 2007, and for each 5-year period thereafter during the term of this Lease (and any lesser period ending on the expiration date of this Lease), the annual minimum rent shall be 4% of 75% of the average annual Gross Revenues of the five years (i) immediately preceding January 1, 2003 or,
(ii) in the case of each 5-year period thereafter, immediately preceding the beginning of such 5-year period.

          9. Article III, Section 4 (Percentage Rent), paragraph (a)(v) and the examples following thereafter are hereby deleted and replaced with the following:

          (v) Beginning September 5, 1996 and continuing through September 4, 1997, a percentage rent equal to 0% (zero) of the Gross Revenues for that period. Beginning September 5, 1997 and continuing through September 4, 1998, a percentage rent equal to 2% of Gross Revenues for that period. Beginning September 5, 1998 and continuing through September 4, 1999, a percentage rent equal to 3% of Gross Revenues for that period. Beginning September 5, 1999 and every Lease Year thereafter, a percentage rent equal to 4% of Gross Revenues for each such Lease Year.

          10. Article III (Rental), Section 5 is hereby amended by changing the second sentence in its entirety to read as follows:

          Lessor understands that (i) Lessee is vitally interested in the image of the Hotel and the Kapalua Resort Area presented to former and prospective guests of the Hotel, (ii) Lessee's guest list constitutes valuable and confidential trade secrets of either Lessee or of Lessee's Hotel Operator and (iii) to the extent the guest list sought by Lessor is proprietary property of the Hotel Operator, Lessee shall use its best efforts, upon Lessor's request, to make such information available to Lessor, but that Lessee's obligation shall be subject to the Hotel Operator's agreement to release the same.

          11. Article V (Mortgages), Section 3 (Protection of Mortgagee) is amended in its entirety to read as follows:

          3.   Protection of Mortgagees.  During the
existence of any permitted mortgage of this Lease, Lessor shall not terminate this Lease by reason of any default by Lessee, or for any other cause whatsoever, if, within ninety days after Lessor has mailed to the holder of the mortgage at its last known address a written notice of Lessor's intention to terminate the interest of Lessee, the mortgagee or its permitted assignee cures such default, provided that it can be cured by the payment of money, or, if it cannot be cured by the payment of money, the mortgagee or its permitted assignee shall undertake in writing to observe and perform, and shall thereafter observe and perform with due diligence and in reasonable good faith, until such time as this Lease is sold upon foreclosure or assigned in lieu of foreclosure, all of the covenants and conditions which Lessee is obligated to observe and perform under this Lease and which can be observed and performed by the mortgagee or its permitted assignee. In the event of such an undertaking, Lessor shall not terminate this Lease within such further time as may be required by the mortgagee to complete foreclosure, assignment in lieu of foreclosure or such other remedy as may be available under its mortgage, provided that (i) such remedy is pursued promptly and completed in a diligent manner, and (ii) all rent and other charges accruing hereunder are paid as they become due.
Upon a foreclosure sale of this Lease or an assignment in lieu of foreclosure, the time for performance of any obligation of Lessee then in default (other than the payment of money) will be extended by the time necessary to complete such performance with the exercise of diligence. Any default consisting of Lessee's failure to discharge promptly any lien, charge or encumbrance against the Premises junior in priority to an authorized mortgage of this Lease will be deemed to be duly cured if such mortgage is foreclosed by appropriate action instituted within the ninety-day period specified in this Lease and is thereafter prosecuted and completed in a diligent manner, but it being understood that Lessor shall have no obligation to mortgagee if such junior liens, charges or encumbrances are not so cured. Any default not susceptible of being cured by a mortgagee or party acquiring title to Lessee's leasehold estate shall be deemed waived by Lessor upon completion of the foreclosure proceeding or acquisition of Lessee's interest as a result of the mortgagee's exercise of its remedies. Any person acquiring the leasehold estate in accordance with paragraph 1 of Article V in consideration of the extinguishment of debt or through foreclosure sale, judicial or otherwise, or any party claiming by, through or under any such person, provided the lease rent is paid, shall be liable to perform the obligations imposed upon the Lessee by the Lease only during the period such person or party has possession or ownership of the leasehold estate.

               (a)  In the event of the bankruptcy of
Lessee, Lessor agrees to waive the sixty-day limitation period under section 365 of the Bankruptcy Code (11 U.S.C.
365) for an extension period of thirty days, provided that all rent and other charges due under this Lease are paid when due.

               (b) If this Lease is terminated prior to the natural expiration of the term hereof, as a result of an actual or deemed rejection of the Lease under any provision of the Bankruptcy Code (11 U.S.C.) or any successor law having similar effect, then, and in any such event, the mortgagee or its permitted assignee or permitted designee (as set forth below) will thereupon have the option to obtain a new Lease (the "Mortgagee's Lease") of the Premises in accordance with and upon the following terms and conditions:

               (i)  The mortgagee shall pay or cause to be
     paid to Lessor at the time of the execution and delivery of the Mortgagee's Lease any and all sums which are at the time of execution and delivery thereof due under this Lease and, in addition thereto, all reasonable expenses (including reasonable attorneys' fees) which Lessor shall have incurred by reason of the actual or deemed rejection of this Lease and the execution and delivery of the Mortgagee's Lease.

               (ii)  Upon the written request of the mort-
     gagee delivered to Lessor within sixty days after the actual or deemed rejection of this Lease as aforesaid, Lessor shall enter into the Mortgagee's Lease of the Premises with the mortgagee, or a subsidiary or other affiliate of the mortgagee as it may designate or, with the Lessor's approval (which may be given or withheld in Lessor's sole discretion), another designee, as provided in this Section; provided, however, that, if Lessor receives no such written request within said sixty-day period, then all of the mortgagee's rights to the Mortgagee's Lease hereunder will automatically terminate and mortgagee shall cooperate by executing and delivering to Lessor such documents as may be reasonably necessary to accomplish this paragraph.

               (iii) The Mortgagee's Lease will be effective as of the date of termination of this Lease and will be for the remainder of the term of this Lease, at the same rent, additional rent or other charges herein provided and otherwise upon the same agreements, terms, covenants and conditions herein, except that the Mortgagee's Lease will also include an additional indemnity paragraph under the terms of which the lessee named therein shall indemnify Lessor against and hold Lessor harmless from all claims, demands and liability whatsoever, by whomsoever made, for loss or damage arising out of or in connection with the issuance of the Mortgagee's Lease and shall promptly reimburse Lessor for its costs and expenses (including reasonable attorneys' fees) incurred in connection with the defense of any such claims. In consideration for such indemnity, Lessor shall use its reasonable efforts to obtain the cooperation of all parties in interest, such that any Mortgagee's Lease made pursuant hereto will, if possible, be prior to any mortgage or other lien, charge or encumbrance on the fee simple interest in the Premises, which mortgage, lien, charge or encumbrance was junior to this Lease; provided, that Lessor shall be reimbursed its costs and any fees incurred in connection with such cooperative efforts. The Mortgagee's Lease will, if possible, have the same relative priority in time and right as this Lease and have the benefit of and vest in the mortgagee all of the same rights, title, interest, powers and privileges of Lessee. Concurrently with the execution of the Mortgagee's Lease, Lessor shall assign its interest in and to any then existing sublease under which Lessee has attorned to and been recognized by Lessor and shall be reimbursed its costs in so doing. During the period between termination of this Lease and execution of the Mortgagee's Lease, Lessor shall not amend or modify the subleases or take any action which will adversely affect the Premises or give rise to any liens against the Premises.

               (iv) As a condition to and concurrently with delivery of the Mortgagee's Lease, the lessee named therein shall pay any and all sums which would, at the time of the execution thereof, be due under this Lease, but for the termination as aforesaid, and shall otherwise fully remedy any existing defaults under this Lease susceptible of cure by the mortgagee or permitted designee, as applicable, and shall pay to Lessor all costs and expenses, including, but not limited to, any premiums paid or incurred by Lessor in order to maintain the insurance coverage required by the terms of this Lease and the reasonable attorneys' fees, court costs and disbursements incurred by Lessor by reason of the actual or deemed rejection of this Lease and/or in connection with the preparation, execution and delivery of the Mortgagee's Lease. Any default which cannot be cured by such lessee until obtaining possession shall be cured by the lessee within a reasonable time after obtaining possession.

          12.  Article VIII (Maintenance and Use of
Premises), Section 8(a) shall be amended by changing the reference to the 1984 published standard for 4-Diamond rating of the American Automobile Association to the "1994 published standard for 4-Diamond Rating of the American
Automobile Association".

          13.  Article VIII (Maintenance and Use of
Premises), Section 8(c) shall be amended in its entirety to read as follows:

Lessee shall not use the Premises for realty sales office (except for temporary realty sales office to sell or lease realty, apartments and/or condominiums owned by Lessee and/or any of its partners and located in the Kapalua Resort Development, and realty, apartments and/or condominiums located or to be located on Site 29, whether or not owned by Lessee or any of its partners) and shops selling items bearing the Kapalua logo, which is a stylized butterfly with a pineapple in the center, except as Lessor shall otherwise approve. Lessee shall be permitted to conduct commercial retail operations on the Premises such as retail shops and stores, provided, that the area used therefore is limited as provided in Article VIII, Section 8(a) and that Lessee shall reasonably cooperate with Lessor to provide a tenant mix which shall be complementary to the retail activities at The Shops which is the retail facility operated by Lessor on the adjacent property.

          14. Article XI (General Provisions), Section 7(a) shall be amended in its entirely as follows:

          (a) This Lease and/or the Hotel may be assigned or transferred, voluntarily or involuntarily, in whole or in part, by Lessee, without the consent or approval of Lessor, to a subsidiary or parent corporation or other affiliated entity of Lessee or to any limited or general partnership or other entity in which Lessee, its parent company, or any affiliate or subsidiary company of either Lessee or its parent company is a general partner and is given and exercises day-to-day operational control (each such entity to be hereinafter referred to as the "Controlled Entity"). For purposes of this provision, the term "affiliate" or "affiliated entity" shall mean an entity controlling, controlled by or under common control with the party in question. A sale, assignment or transfer permitted by this paragraph 7(a) shall not be considered a sale, assignment or transfer under paragraph 7(b) below.

          15.  Article XI (General Provisions),  Section
7(b) shall be amended by changed the first sentence to read as follows:

          "If Lessee or any Controlled Entity ("Assignor") proposes to sell, assign or transfer this Lease and/or the Hotel other than to a Controlled Entity, Assignor shall give Lessor written notice stating Assignor's intention to so sell, assign or transfer this Lease and/or the Hotel and the price and material terms of payment of the purchase price Assignor desires to receive in consideration thereof."

          16.  Article XI (General Provisions),  Section
7(c) shall be amended by deleting the word "If" which is the first word in the first sentence of this section and substituting the following clause in its place:

          "Subject to Section 7(a) of this Article XI, if"

          17.  Article XII (Special Provisions), Section 2
(Right of First Refusal), is amended in its entirety to read as follows:

          2.   Right of First Refusal.

               (a) Intention to Sell. If Lessor intends to sell, assign or transfer fee simple title to the Premises and/or its interest in this Lease, Lessor shall give Lessee written notice stating Lessor's intention to so sell, assign or transfer and the price Lessor desires to receive in consideration thereof, Lessee shall have sixty (60) days following such notice in which to accept or reject such price and to enter into a definitive agreement with Lessor with respect thereto which is mutually acceptable to Lessor and Lessee and customary for transactions of this type. If Lessee fails to accept such price or fails to enter into such definitive purchase agreement within said sixty (60) days or rejects such price at any time, Lessor shall be entitled, at any time after such failure or rejection, to sell, assign or transfer its fee simple title to the Premises and/or its interest in this Lease to any third party, provided that such sale, assignment or transfer shall
(a) be for a purchase price equal to or higher than that stated in Lessor's notice to Lessee, and (b) provide terms and conditions which are not materially more favorable to the purchaser than those terms and conditions offered to Lessee by Lessor.

          If Lessor desires to sell, assign or transfer its fee simple title to the Premises and/or its interest in this Lease for a price less than that stated in Lessor's notice to Lessee and/or pursuant to other terms and conditions which are materially more favorable than those offered to Lessee, Lessor shall give Lessee written notice of such price and terms and conditions upon which Lessor desires to consummate the sale, assignment or transfer, and Lessee shall have forty-five (45) days after such notice to accept such new price, terms and conditions. If Lessee fails to accept such new price, terms and conditions within the forty-five (45) days or rejects such new price, terms and conditions, Lessor shall be entitled, at any time after such failure or rejection, to consummate the sale, assignment or transfer to any third party.

          (b) Offer to Purchase. Subject to Section 2(a), if Lessor shall receive an offer to purchase its fee simple title in the Premises and/or its interest in this Lease which Lessor intends to accept, Lessor shall give Lessee written notice stating Lessor's intention to so sell, assign or transfer and all of the terms and conditions of such offer. Lessor shall include a copy of such agreement or offer with such notice to Lessee. Lessee shall have sixty
(60) days following such notice in which to elect to purchase the land or interest in the Lease (as the case may be) on terms identical to those set forth in the notice from Lessor with the only exception that consummation of Lessee's purchase from Lessor shall occur on the later of the sixtieth day following the date of Lessee's acceptance or the date set forth in Lessor's notice to Lessee. If Lessee fails to elect to purchase such interest, Lessor shall be entitled to sell, assign or transfer its fee simple title to the Premises and/or its interest in this Lease to the purchaser with whom Lessor's notice to Lessee applied and upon the terms and conditions set forth in such notice within ninety (90) days after such failure or rejection.

          (c) Assignment to Affiliate. For purposes of this paragraph 2 of Article XII, a sale, assignment or transfer by Lessor to any parent or subsidiary of Lessor or to any trust, partnership, corporation or other entity owned or controlled by Lessor or all of Lessor's stockholders, or any subsequent sale, assignment or transfer by such subsidiary, parent or entity owned and controlled by Lessor to its parent or subsidiary shall not be considered a "sale, assignment or transfer" giving Lessee any right of first refusal, but Lessee shall be entitled to the right of first refusal described herein upon any sale, assignment or transfer by any such entity.

          18.  Article XII (Special Provisions), Section 5
(a new section) is hereby added to the Lease to read as follows:

               5.   Future Expansion.  Notwithstanding any
provision of the Ground Lease or the Supplemental Agreement to the contrary, Lessee hereby agrees to undertake substantial refurbishment and improvements to the Hotel at a cost of not less than $7,500,000 during the calendar years 1996 and 1997 which may result in a closure of the Hotel for a period of up to approximately six (6) months, subject to force majeure delays. Lessee may also, in the future, undertake to expand the Hotel and increase the number of hotel rooms and the size of some of the facilities. Lessor encourages such undertakings by Lessee and agrees to cooperate and assist Lessee in any reasonable manner to obtain the permits and necessary approval to perform such improvements, subject to Lessor's approval of the plans and specifications for such work as are provided for in this Lease.

          19. Exhibit A to the Lease is hereby amended by adding the following to the description of the Land contained therein, immediately before the phrase "SUBJECT, HOWEVER, to the following":

          "TOGETHER WITH a nonexclusive easement
          for access over and across all of that
          certain parcel known as Lot 2-A-1-B-4 of the Kapalua Development Subdivision, as more particularly described in Exhibit 2 attached hereto and incorporated herein, provided that said easement shall terminate automatically upon the dedication of said parcel to the County of Maui or any other governmental entity for use as a public roadway, and provided further that Lessor shall have the right to relocate such easement from time to time so long as Lessee's access from a public roadway to the Hotel is not thereby unreasonably disturbed."

          In connection with the foregoing, the attached
Exhibit 2 is hereby added as Exhibit 2 to the Lease.

          20. Lessor and Lessee hereby confirm that except as herein modified, the existing terms of the Lease shall remain in full force and effect. Lessor hereby certifies that as of the date of this Amendment, there is no default by Lessee (or any prior lessee) in the observing or performing of any term, covenant, agreement, provision, condition or limitation contained in the Lease or in any way relating thereto, or arising out of any other transaction between Lessor and Lessee (or any prior lessee) thereunder. Moreover, rent under the Lease has been paid through the date hereof, and no rent or other sums payable under the Lease are owed. Unless otherwise specified herein, defined terms shall have the same meanings as in the Lease.

         IN WITNESS WHEREOF. Lessor and Lessee have executed this Third Amendment of Hotel Ground Lease as of the day and year first above set forth.


                         MAUI LAND & PINEAPPLE COMPANY, INC.


                         By:  /S/ GARY L. GIFFORD
                         Name:  GARY L. GIFFORD
                         Title:  PRESIDENT



                         By: /S/ DON YOUNG
                         Name:   DON YOUNG
                         Title:  EXECUTIVE VICE PRESIDENT

                                                  "Lessor"


                         YCP KAPALUA L.P., a Delaware
                         limited partnership

                         By: YCP Kapalua G.P., a Delaware
                    corporation, its General Partner

                              By: /S/ EVA WASSERMANN
                              Name:  EVA WASSERMAN
                              Title: VICE PRESIDENT

                                                  "Lessee"